Exhibit 99.1

News release: IMMEDIATE RELEASE

Ally Financial Reports Full Year and Fourth Quarter 2016 Financial Results

Full Year 2016 Net Income of $1.1 billion, $2.15 EPS, $2.16 Adjusted EPS1

Fourth Quarter Net Income of $248 million, $0.52 EPS, $0.54 Adjusted EPS1

Full Year Results

PRE-TAX INCOME	RETURN ON EQUITY	CORE ROTCE[1]
$1.6 billion	8.0%	10.0%

Fourth Quarter Results

PRE-TAX INCOME	RETURN ON EQUITY	COMMON SHAREHOLDER EQUITY
$380 million	7.4%	$28.52/share

CORE PRE-TAX INCOME[1]	CORE ROTCE[1]	ADJUSTED TANGIBLE BOOK VALUE[1]
$395 million	9.4%	$26.15/share

FULL YEAR 2016 HIGHLIGHTS

•   Pre-tax income from continuing operations up 13% for 2016

•   EPS improved to $2.15 for 2016; Adj. EPS[1] up 8% to $2.16

•   Initiated common dividend and share repurchases in 2016 and returned more than $400 million of capital to shareholders

•   Net interest margin (NIM) of 2.63%, up 6 bps

•   Net financing revenue up $188 million in 2016 with deposit and retail auto growth more than offsetting lower lease revenue

•   Retail auto portfolio risk-adjusted margin up $141 million YoY

•   Consolidated annualized net charge-offs of 70 bps in 2016

•   Efficiency Ratio: 54.1%; Adj. Efficiency Ratio[1]: 45.4%

Ally Chief Executive Officer Jeffrey Brown commented on the financial results:

“In 2016, Ally made significant progress in its evolution as a leading, digital financial services company, and has strong momentum heading into 2017.”

“Operational performance improved across the board, including record deposit growth and improved risk-adjusted returns in retail auto finance. Our efforts to fortify and grow our businesses have strengthened the company’s financial performance and, as a result, we expect earnings growth to accelerate over the next several years. Significant progress was also made in optimizing our capital structure as Ally eliminated preferred dividends, introduced a common dividend and repurchased significant amounts of stock to further drive long-term shareholder value creation.”

“Long term, we remain focused on plans to gradually diversify the asset base and sources of revenue. Efforts to expand other parts of the company are generating real results, including the corporate finance group which saw a 42% increase in pre-tax income. We’ve also introduced several key initiatives to broaden our offerings, including wealth management, and a direct-to-consumer mortgage product. Further, new partnerships within our auto finance business established in 2016 position Ally well for the ongoing evolution in consumer preferences that are impacting all aspects of the auto industry.”

“Looking ahead, Ally’s customer-centric value proposition continues to resonate in the marketplace, laying a solid foundation for future growth. Our new brand campaign, Do It Right, truly sums up our relentless focus in delivering for customers, communities we serve, Ally associates across the country, and our shareholders.”

DEPOSITS	• Record deposit growth with total deposits up $12.5 billion YoY • Retail deposits of $66.6 billion, up $11.1 billion or 20% YoY • Customer base up 16% YoY to 1.2 million customers

AUTO FINANCE

•   Q4 pre-tax income from continuing operations of $298 million

•   Auto originations of $36.0 billion in 2016; 86% funded through Ally Bank in Q4 2016 vs. 76% in Q4 2015

•   Agreed to provide up to $600 million in financing to support retail contracts from online retailer Carvana through Dec. 2017

INSURANCE	• Q4 pre-tax income from continuing operations of $69 million • Written premiums increased 7% YoY to $237 million

MORTGAGE FINANCE	• Q4 pre-tax income from continuing operations of $15 million • Lower provision expense due to strong credit performance

CORPORATE FINANCE	• Q4 pre-tax income from continuing operations of $31 million, up $22 million YoY • Average loan balance growth, up 36% YoY, drove improved net financing revenue

Notable Items

•  Expanded product portfolio in 2016

○   Enhanced auto finance offerings with digital capabilities and transportation & equipment financing

○   Acquired digital wealth management business with integration efforts well underway

○   Introduced direct-to-consumer mortgage offering – Ally Home®

○   Launched Ally Cashback Credit Card with strong response

•  Eliminated all preferred dividends & initiated capital actions in 2016 to drive shareholder value

○   Repurchased $326 million or 3.5% of total shares outstanding since July 2016

○   Paid two $0.08 per share quarterly common dividends beginning in Q3 2016

[1]	The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for U.S. GAAP measures: Adjusted Earnings per Share (Adjusted EPS), Core Pre-Tax Income, Core Net Income Available to Common, Core Return on Tangible Common Equity (Core ROTCE), Adjusted Efficiency Ratio, fully phased-in Common Equity Tier 1 (CET1) capital and Adjusted Tangible Book Value per Share (Adjusted TBVPS). These measures are used by management and we believe are useful to investors in assessing the company’s operating performance and capital measures. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this document.

Discussion of Results

Full Year 2016

Pre-tax income from continuing operations of $1.6 billion, up $188 million compared to 2015, due to continued strong contributions from lending businesses which were supported by strong deposit growth.

Net income of $1.1 billion, compared to $1.3 billion in the prior year. 2015 results were impacted by $392 million in income from discontinued operations primarily from the sale of Ally’s former joint venture in China. Further, 2015 net income available to common was impacted by the redemption of Series G and repurchase of Series A preferred securities totaling $2.6 billion.

Net financing revenue improved to $3.9 billion, up $188 million from the prior year, with deposit and retail auto loan growth more than offsetting a decline in net lease revenue resulting from declining portfolio balances and declining used vehicle values.

Other revenue increased $388 million over the prior year from contributions from the insurance and corporate finance businesses, the company’s leading online auto auction, SmartAuction, as well as favorable investment gains. In 2015, other revenue was impacted by approximately $341 million of charges related to the company’s liability management efforts.

Provision expense up $210 million over 2015, due to a deliberate shift to originate a more profitable loan mix and retail auto portfolio growth.

Adjusted earnings per share improved 8% in 2016 to $2.16.

Full year NIM of 2.63%, including OID of 4 basis points, up 6 basis points year-over-year. Excluding OID, NIM was 2.67%, improving 7 basis points year-over-year, as a result of higher asset yields.

Auto originations totaled $36.0 billion in 2016, down from $41.0 billion, with continued focus on portfolio optimization and capital deployment.

Fourth Quarter

Net income of $248 million, compared to $263 million in the prior year quarter, as higher total revenues were more than offset by increased provision and noninterest expense.

Other revenue increased $36 million year-over-year, due to auto finance-related fee income, revenue from online brokerage and improved results in the corporate finance business.

Provision expense increased $27 million, compared to the prior year quarter, to $267 million, driven by higher retail auto loan provision, partially offset by lower mortgage loan reserves.

Noninterest expense was up $53 million year-over-year due to continued growth in auto lending and deposits as well as new product expansion initiatives, including online brokerage.

Full Year 2016 and Fourth Quarter Financial Results

						Increase/(Decrease) vs.

$ millions except per share data	FY 2016	FY 2015	4Q 16	3Q 16	4Q 15	FY 2015	3Q 16	4Q 15

Net Financing Revenue (excluding OID)[1]	$3,964	$3,764	$991	$1,011	$995	$200	$(19)	$(4)

OID Expense	(57)	(45)	(15)	(15)	(12)	(12)	(1)	(3)

Net Financing Revenue (as reported)	3,907	3,719	976	996	983	188	(20)	(7)

Total Other Revenue	1,530	1,142	392	388	356	388	4	36

Provision for Loan Losses	917	707	267	258	240	210	9	27

Total Noninterest Expenses	2,939	2,761	721	735	668	178	(14)	53

Pre-tax Income from continuing operations	$1,581	$1,393	$380	$391	$431	$188	$(11)	$(51)

Income Tax Expense (benefit)	470	496	134	130	155	(26)	4	(21)

(Loss) / Income from Disc. Operations, net of tax	(44)	392	2	(52)	(13)	(436)	54	15

Net Income	$1,067	$1,289	$248	$209	$263	$(222)	$39	$(15)

Preferred Dividends	30	2,571	-	-	1,216	(2,541)	-	(1,216)

Net Income / (Loss) Available to Common	$1,037	$(1,282)	$248	$209	$(953)	$2,319	$39	$1,201

	FY 2016	FY 2015	4Q 16	3Q 16	4Q 15	FY 2015	3Q 16	4Q 15

GAAP EPS (diluted)	$2.15	$(2.66)	$0.52	$0.43	$(1.97)	$4.81	$0.09	$2.49

Capital Actions (Series A and G)	0.00	4.90	-	-	2.43	(4.90)	-	(2.43)

Discontinued Operations, net of tax	0.09	(0.81)	(0.00)	0.11	0.03	0.90	(0.11)	(0.03)

OID Expense	0.08	0.08	0.02	0.02	0.02	(0.00)	0.00	0.00

Repositioning / other[2]	(0.16)	0.48	-	-	0.01	(0.64)	-	(0.01)

Adjusted EPS[3]	$2.16	$2.00	$0.54	$0.56	$0.52	$0.16	$(0.02)	$0.02

Return on Equity	8.0%	8.9%	7.4%	6.1%	7.4%

Core ROTCE[3]	10.0%	9.4%	9.4%	9.8%	9.8%

Effective Tax Rate	29.7%	35.6%	35.3%	33.2%	35.9%

(1)	Represents a non-GAAP financial measure. Excludes OID. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. “Other” primarily includes certain discrete tax items. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release.
(4)	FY 2016 effective tax rate was impacted by a $98 million tax benefit in 2Q 16 from a tax reserve release related to a prior year federal tax return.

Product Expansion

Mortgage Offering

In December, Ally announced the introduction of a direct-to-consumer mortgage offering, named Ally Home®, to further expand its financial services product portfolio, and to fulfill customer requests for an offering. The addition of this offering will further diversify the company’s revenue streams while entering the market in a controlled manner that will grow the business.

Auto Finance Offerings & Digital Capabilities

Furthering the company’s commitment to the online auto retail channel, in December Ally reached an agreement to provide financing to support retail contracts from Carvana, one of the nation’s fastest-growing online auto retailers. Through the agreement, Ally will make up to $600 million available to Carvana through December 2017.

Earlier in the year, Ally acquired technology assets and expertise from BlueYield, an online auto lender exchange, to advance Ally’s progress in building a direct-to-consumer option. Integration of these capabilities remains on track. The company also added to its vehicle financing capabilities through the hiring of an experienced transportation and equipment finance team.

Online Brokerage & Digital Wealth Management

Integration of Ally’s online brokerage and digital wealth management platform and offerings was advanced in the fourth quarter, and remains on track to launch in early 2017.

Ally CashBack Credit Card

In June, Ally Bank launched the Ally CashBack Credit Card program. Initial reaction to the offering has been in line with expectations, with most accounts being opened by existing Ally customers.

Results by Segment

						Increase/(Decrease) vs.
$ millions	FY 2016	FY 2015	4Q 16	3Q 16	4Q 15	FY 2015	3Q 16	4Q 15

Automotive Finance	$1,380	$1,335	$298	$319	$333	$45	$(21)	$(35)

Insurance	157	211	69	56	78	(54)	13	(9)

Dealer Financial Services	$1,537	$1,546	$367	$375	$411	$(9)	$(8)	$(44)

Mortgage Finance	34	11	15	8	9	23	7	6

Corporate Finance	71	50	31	15	9	21	16	22

Corporate and Other	(61)	(214)	(33)	(7)	2	153	(26)	(35)

Pre-Tax Income from continuing operations	$1,581	$1,393	$380	$391	$431	$188	$(11)	$(51)

OID Amortization Expense[1]	59	59	15	15	12	(0)	1	3

Repositioning Items[1,2]	11	349	-	-	3	(338)	-	(3)

Core Pre-tax Income[3]	$1,651	$1,801	$395	$406	$446	$(151)	$(10)	$(51)

(1)	OID amortization expense and repositioning items for all periods shown are applied to the pre-tax income of the Corporate and Other segment.
(2)	Repositioning items are primarily related to the extinguishment of high-cost legacy debt and strategic activities. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.
(3)	Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations for repositioning items and OID amortization expense. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms later in this press release.

Discussion of Segment Results

Auto Finance

Pre-tax income from continuing operations for the fourth quarter decreased to $298 million compared to $333 million in the prior year period, on lower lease revenue from a smaller lease portfolio, as well as lower lease gains resulting from declining used vehicle values. Improved net financing revenue, which was driven by retail and commercial auto asset growth and deliberate pricing actions on retail auto loans, was partially offset by increased provision expense. Quarter-over-quarter, results were impacted by an increase in allocated funding costs due to increased benchmark rates.

Increased provision expense was the result of the company’s continued shift to a full credit spectrum retail auto finance portfolio mix. Continued growth of the retail auto loan portfolio and higher associated allowance also contributed to increased provision expense, relative to declining operating leases, which do not generate provision expense. Commercial auto losses continued to be minimal.

Full year 2016 pre-tax income was up slightly to $1.4 billion from $1.3 billion in 2015 with retail auto revenue growth outpacing lower lease revenue. Retail auto portfolio risk-adjusted margin, which measures net financing revenue less provision expense, up $141 million in 2016.

Consumer originations of $8.2 billion in the quarter, with 86% funded through Ally Bank, up from 76% a year ago. Used volume at $3.4 billion or 41% of total originations. Originations also included $4.2 billion of new retail and $0.7 billion of leases.

Consumer originations of $36.0 billion in 2016, down from $41.0 billion in 2015. Used volume increased to $15.3 billion and accounted for 42% of total originations.

Automotive earning assets up $0.7 billion year-over-year to $116.1 billion. Consumer earning assets were down $3.3 billion year-over-year to $77.2 billion, driven by a decline of $4.8 billion in lease assets, $4.3 billion in asset sales in 2016, partially offset by growth in the retail auto portfolio. Commercial earning assets up $4.0 billion year-over-year to $38.9 billion, due to higher inventory levels and vehicle mix shift.

Insurance

Pre-tax income from continuing operations of $69 million in the quarter, down $9 million from a year ago, primarily due to lower realized investment gains. Weather losses were up $2 million year-over-year to $10 million and vehicle service contract losses were at their lowest in a decade.

Total investment income was $32 million, down $9 million from the prior year period. Written premiums increased $15 million year-over-year to $237 million, with rate increases and higher floorplan balances offsetting the continued shift toward dealer reinsurance.

Full year 2016 pre-tax income was $157 million, down from $211 million as a result of higher weather losses during the year.

Mortgage Finance

Pre-tax income from continuing operations of $15 million in the quarter, compared to $9 million in the prior year period. Net financing revenue of $26 million, up $8 million year-over-year with total assets up $1.8 billion in the past year.

Non-interest expense increased year-over-year as the result of asset growth. Provision expense decreased due to strong credit performance.

Full year 2016 pre-tax income was $34 million, up $23 million from 2015, driven by improved net financing revenue from bulk purchase activity.

Corporate Finance

Pre-tax income from continuing operations of $31 million in the quarter, compared to $9 million in the prior year period, driven by increased net financing revenue and other revenue, as well as lower provision expense.

Net financing revenue of $34 million, up 36% year-over-year driven by continued strong loan growth and expansion into new lending verticals, with total assets of $3.2 billion, up from $2.7 billion in the prior year.

Total other revenue improved to $12 million from $3 million in the prior year period, as the result of increased loan syndication income and increased realized investment gains.

Full year 2016 pre-tax income was $71 million compared to $50 million in 2015.

Liquidity, Capital & Deposits

Capital

Returned over $400 million of capital to shareholders in 2016. Repurchased $326 million of common shares or approximately 3.5% of shares outstanding, since July 2016. Paid quarterly common dividend of $0.08 per share in the third and fourth quarters. Ally’s board of directors approved a $0.08 per share dividend for the first quarter of 2017.

Total equity of $13.3 billion at quarter-end, down from $13.6 billion at the end of the prior quarter.

Preliminary fully phased-in Basel III Common Equity Tier 1 (CET1) capital ratioA of 9.1%, remained strong with the slight decline compared to last quarter the result of seasonally higher commercial balances and strong retail originations.

Liquidity & Funding

Consolidated cash and cash equivalents of $5.9 billion at quarter-end, up from $4.3 billion at the end of the third quarter. Included in this quarter’s cash balance are $4.3 billion at Ally Bank and $0.9 billion at the insurance subsidiary.

The company did not issue any new term U.S. auto securitizations in the quarter. For the year, the company executed $10.8 billion in new secured and unsecured funding and liquidity, including $5.1 billion in new term auto securitizations, $2.5 billion in whole loan sales, $2.3 billion in new credit facilities and $900 million in unsecured bond issuances.

Approximately 75% of Ally’s total assets and 86% of total consumer auto originations were funded at Ally Bank in the fourth quarter.

Deposits now represent approximately 54% of Ally’s funding portfolio, improving from 47% a year ago.

Deposits

Total deposits at Ally Bank grew to $79.0 billion at year-end. Retail deposits increased to $66.6 billion at year-end, up $2.7 billion for the quarter and up $11.1 billion year-over-year, with growth predominately being driven by savings products.

Deposit customer base grew 16% year-over-year, totaling more than 1.2 million customers at year-end, adding approximately 166,000 customers in 2016. Millennials continue to comprise the largest generation segment of new customers at more than 50% in 2016.

Kiplinger’s named Ally “Best All-Around Online Bank” in recognition of its no-fee checking accounts and higher than average savings and money market deposit account yields.

Brand awareness reached an all-time high of 57% at year-end, as measured via a monthly online survey by Hansa, a market research firm, on behalf of Ally.

A Fully phased-in Basel III CET1 is a non-GAAP financial measure which Ally believes is important to the reader of the Consolidated Financial Statements, but which is supplemental to and not a substitute for U.S. GAAP measures. Ally’s preliminary Basel III Common Equity Tier 1 capital ratio, reflective of transition provisions, is 9.4%. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms, and Reconciliation to GAAP later in this press release for details and calculation methodology.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for U.S. GAAP measures.

Adjusted Earnings per Share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income available to common is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and previously discontinued mortgage operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash expense bond exchange original issue discount (OID), (3) adds back tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, (4) excludes certain discrete tax items that do not relate to the operating performance of the core businesses, and (5) adjusts for preferred stock capital actions (e.g., Series A and Series G) that have been taken by the company to normalize its capital structure.

Core pre-tax income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) original issue discount (OID) amortization expense and (2) repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Results by Segment Table on page 3 for calculation methodology and details.

Core Net Income Available to Common is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core net income available to common adjusts GAAP net income available to common for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for unamortized OID and net deferred tax assets (DTAs). Ally’s core net income available to common utilized a static 34% tax rate for purposes of calculating Core ROTCE through 4Q 2015. As of 1Q 2016, Ally’s core net income available to common for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for any discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1)	In the numerator of Core ROTCE, GAAP net income available to common is adjusted for discontinued operations net of tax, tax-effected OID expense, tax-effected repositioning items primarily related to the extinguishment of high-cost legacy debt and strategic activities, certain discrete tax items and preferred stock capital actions.
(2)	In the denominator, GAAP shareholder’s equity is adjusted for preferred equity and goodwill and identifiable intangibles net of deferred tax liabilities (DTLs), unamortized OID, and net DTA.

Adjusted Tangible Book Value Per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity available to shareholders even if original issue discount (OID) expense were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for (1) goodwill and identifiable intangibles, net of DTLs, (2) tax-effected bond OID to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered and (3) Series G discount which reduces tangible common equity as the company has normalized its capital structure. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of adjusted efficiency ratio, total noninterest expense is adjusted for Insurance segment expense, repositioning items primarily related to strategic activities and rep and warrant expense. In the denominator, total net revenue is adjusted for Insurance segment revenue, repositioning items primarily related to the extinguishment of high-cost legacy debt and original issue discount (OID).

Net Financing Revenue (excluding OID) excludes OID.

Common Equity Tier 1 Capital (CET1): Under the Basel III regulatory framework as adopted in the United States, banking organizations like the company are required to comply with a minimum ratio of common equity tier 1 capital to risk-weighted assets (CET1 Capital Ratio). Common equity tier 1 capital generally consists of common stock (plus any related surplus and net of any treasury stock), retained earnings, accumulated other comprehensive income, and minority interests in the common equity of consolidated subsidiaries, subject to specified conditions and adjustments. The obligation to comply with the minimum CET1 Capital Ratio is subject to ongoing transition periods and other provisions under Basel III. Management believes that both the transitional CET1 Capital Ratio and the fully phased-in CET1 Capital Ratio are helpful to readers in evaluating the company’s capital utilization and adequacy in absolute terms and relative to its peers. The fully phased-in CET1 Capital Ratio is a non-GAAP financial measure that is reconciled to the transitional CET1 Capital Ratio later in this press release.

Net Charge-Off Ratios are calculated as annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Retail Auto Portfolio Risk-Adjusted Margin is retail auto loan net financing revenue less retail auto provision expense.

Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with TradeKing was included within the Corporate and Other segment.

U.S. Consumer Auto Originations

New Retail Subvented – subvented rate new vehicle loans	New Retail Standard – standard rate new vehicle loans
Lease – new vehicle lease originations	Used – used vehicle loans
Growth – total originations from non-GM/Chrysler dealers

Reconciliation to GAAP

Adjusted EPS

Numerator		FY 2016	FY 2015	FY 2014	4Q 16	3Q 16	4Q 15

GAAP net income available to common shareholders		$1,037	$(1,282)	$882	$248	$209	$(953)

Less: Disc Ops, net of tax		44	(392)	(225)	(2)	52	13

Add back: Original Issue Discount (OID expense)		59	59	186	15	15	12

Add back: Repositioning Items		11	349	187	-	-	3

Less: OID & Repo. Tax (35% in ’16, 34% in ’14 & ‘15)		(24)	(139)	(127)	(5)	(5)	(5)

Significant Discrete Tax Items & Other		(84)	-	(91)	-	-	-

Series G Actions		-	2,350	-	-	-	1,179

Series A Actions		1	22	-	-	-	-

Core net income available to common shareholders	[a]	$1,043	$967	$812	$256	$271	$249

Denominator

Weighted-Average Shares Outstanding - (Diluted, thousands)	[b]	482,182	483,934	481,934	474,505	483,575	484,845

Adjusted EPS	[a] ÷ [b]	$2.16	$2.00	$1.68	$0.54	$0.56	$0.52

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		FY 2016	FY 2015	FY 2014	4Q 16	3Q 16	4Q 15

GAAP net income available to common shareholders		$1,037	$(1,282)	$882	$248	$209	$(953)

Less: Disc Ops, net of tax		44	(392)	(225)	(2)	52	13

Add back: Original Issue Discount (OID expense)		59	59	186	15	15	12

Add back: Repositioning Items		11	349	187	-	-	3

Less: OID & Repo. Tax (35% in ‘16, 34% in ‘14 & ‘15)		(24)	(139)	(127)	(5)	(5)	(5)

Significant Discrete Tax Items & Other		(84)	22	(103)	-	-	8

Series G Actions		-	2,350	-	-	-	1,179

Series A Actions		1	22	-	-	-	-

Core net income available to common shareholders	[a]	$1,043	$990	$800	$256	$271	$257

Denominator (2-period average, $ billions)

GAAP shareholder’s equity		$13.4	$14.4	$14.8	$13.5	$13.6	$14.0

Less: Preferred equity		(0.3)	(1.0)	(1.3)	-	-	(0.8)

Less: Goodwill & identifiable intangibles, net of deferred tax liabilities (DTLs)		(0.2)	(0.0)	(0.0)	(0.3)	(0.3)	(0.0)

Tangible common equity		$12.9	$13.4	$13.5	$13.2	$13.3	$13.2

Less: Unamortized core original issue discount (OID discount)		(1.3)	(1.3)	(1.4)	(1.3)	(1.3)	(1.3)

Less: Net deferred tax asset (DTA)		(1.2)	(1.6)	(1.9)	(1.0)	(1.0)	(1.4)

Normalized common equity	[b]	$10.4	$10.5	$10.2	$10.9	$11.0	$10.5

Core Return on Tangible Common Equity (Note: Quarterly rate annualized by multiplying by 4)	[a] ÷ [b]	10.0%	9.4%	7.9%	9.4%	9.8%	9.8%

Adjusted Tangible Book Value per Share

Numerator ($ billions)		FY 2016	FY 2015	FY 2014	4Q 16	3Q 16	4Q 15

GAAP shareholder’s equity		$13.3	$13.4	$15.4	$13.3	$13.6	$13.4

Less: Preferred equity		-	(0.7)	(1.3)	-	-	(0.7)

GAAP Common shareholder’s equity		$13.3	$12.7	$14.1	$13.3	$13.6	$12.7

Less: Goodwill and identifiable intangible assets, net of deferred tax liabilities		(0.3)	(0.0)	(0.0)	(0.3)	(0.3)	(0.0)

Tangible common equity		13.0	12.7	14.1	13.0	13.3	12.7

Less: Tax-effected bond OID (35% tax rate in 2016; 34% tax rate in ’14 & ‘15)		(0.8)	(0.9)	(0.9)	(0.8)	(0.8)	(0.9)

Less: Series G discount		-	-	(2.3)	-	-	-

Adjusted tangible book value	[a]	$12.2	$11.9	$10.9	$12.2	$12.5	$11.9

Denominator

Issued shares outstanding (period-end, thousands)	[b]	467,000	481,980	480,095	467,000	475,470	481,980

Metric

GAAP shareholder’s equity per share		$28.5	$27.9	$32.1	$28.5	$28.7	$27.9

Less: Preferred equity per share		-	(1.4)	(2.6)	-	-	(1.4)

GAAP Common shareholder’s equity per share		$28.5	$26.4	$29.5	$28.5	$28.7	$26.4

Less: Goodwill per share		(0.6)	(0.1)	(0.1)	(0.6)	(0.6)	(0.1)

Tangible common equity per share		$27.9	$26.4	$29.4	$27.9	$28.0	$26.4

Less: Tax-effected bond OID (35% tax rate in 2016; 34% tax rate in ’14 & ‘15) per share		(1.7)	(1.8)	(1.9)	(1.7)	(1.7)	(1.8)

Less: Series G discount per share		-	-	(4.9)	-	-	-

Adjusted tangible book value per share	[a] ÷ [b]	$26.2	$24.6	$22.7	$26.2	$26.3	$24.6

Regulatory Capital - Basel III transition to fully phased-in ($ billions)

Numerator		FY 2016	FY 2015	4Q 16	3Q 16	4Q 15

Common equity tier 1 capital (transition)		$13.0	$12.5	$13.0	$12.9	$12.5

DTAs arising from NOL and tax credit carryforwards phased-in during transition		(0.3)	(0.6)	(0.3)	(0.3)	(0.6)

Intangibles phased-in during transition		(0.0)	-	(0.0)	(0.0)	-

Common equity tier 1 capital (fully phased-in)	[a]	$12.7	$11.9	$12.7	$12.6	$11.9

Denominator

Risk-weighted assets (transition)		$138.5	$135.8	$138.5	$135.5	$135.8

DTAs arising from temporary differences that could not be realized through NOL, net of VA and net of DTLs phased-in during transition		0.5	0.5	0.5	0.5	0.5

Intangibles phased-in during transition		0.0	-	0.0	0.0	-

Risk-weighted assets (fully phased-in)	[b]	$139.0	$136.4	$139.0	$136.0	$136.4

Metric

Common equity tier 1 (transition)		9.4%	9.2%	9.4%	9.5%	9.2%

Common equity tier 1 (fully phased-in)	[a] ÷ [b]	9.1%	8.7%	9.1%	9.3%	8.7%

Adjusted Efficiency Ratio

Numerator ($ millions)		FY 2016	FY 2015	FY 2014	4Q 16	3Q 16	4Q 15

Total noninterest expense		$2,939	$2,761	$2,948	$721	$735	$668

Less: Rep and warrant expense		(6)	(13)	(10)	(0)	(2)	(2)

Less: Insurance expense		940	879	988	207	222	201

Adj: Repositioning items		9	7	39	-	-	1

Adjusted noninterest expense	[a]	$1,997	$1,888	$1,932	$514	$515	$468

Denominator ($ millions)

Total net revenue		$5,437	$4,861	$4,651	$1,368	$1,384	$1,339

Add back: Original issue discount		59	59	186	15	15	12

Add back: Repositioning items		3	342	148	-	-	2

Less: Insurance revenue		1,097	1,090	1,185	276	278	279

Adjusted net revenue	[b]	$4,401	$4,172	$3,800	$1,107	$1,121	$1,074

Adjusted Efficiency Ratio	[a] ÷ [b]	45.4%	45.3%	50.8%	46.4%	45.9%	43.6%

Additional Financial Information

For additional financial information, the fourth quarter 2016 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a leading digital financial services company and a top 25 U.S. financial holding company offering financial products for consumers, businesses, automotive dealers and corporate clients. Ally’s legacy dates back to 1919, and the company was redesigned in 2009 with a distinctive brand, innovative approach and relentless focus on its customers. Ally has an award-winning online bank (Ally Bank Member FDIC), one of the largest full service auto finance operations in the country, a complementary auto-focused insurance business, a growing digital wealth management and online brokerage platform, and a trusted corporate finance business offering capital for equity sponsors and middle-market companies.

The company had approximately $163.7 billion in assets as of Dec. 31, 2016. For more information, visit the Ally press room at http://media.ally.com or follow Ally on Twitter: @AllyFinancial.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. (“Ally”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “explore,” “positions,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally’s actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors, and Ally and Chrysler, and our ability to further diversify our business; our ability to maintain relationships with automotive dealers; the significant regulation and restrictions that we are subject to as a bank holding company and financial holding company; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in our credit ratings; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:
Sarah Comstock	Michael Brown
Ally Communications	Ally Investor Relations
313-656-6954	704-444-5225
sarah.n.comstock@ally.com	michael.t.brown@ally.com